Exhibit 1.1

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT is made as of January 19, 2014,

BETWEEN

LITHIUM AMERICAS CORP., a corporation existing under the laws of Ontario (“LAC”)

AND:

GEOLOGIC RESOURCE PARTNERS LLC, a limited liability company existing under the laws of Delaware (the “Manager”), for and on behalf of the funds listed in Schedule A (each a “Standby Purchaser” and collectively, the “Standby Purchasers”)

WHEREAS:

A.                                    LAC has agreed to effect an offering of Rights to the holders of record of its Common Shares pursuant to a short form prospectus, on the terms and conditions set forth in this Agreement; and

B.                                    The Standby Purchasers have agreed to collectively purchase all of the Common Shares offered under the Rights Offering that are not otherwise purchased under the Rights Offering, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

ARTICLE 1

INTERPRETATION

1.1                               Definitions. In this Agreement, unless something in the subject matter is inconsistent therewith:

“Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Privilege attaching to its Rights, to subscribe pursuant to the Rights Offering for additional Common Shares (if such are available), as such entitlement is further detailed in the Prospectus.

“Affiliate” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators.

“Basic Subscription Privilege” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for Common Shares, at the Subscription Price per Common Share, based on the number of Rights held multiplied by the Rights Ratio, as such entitlement is further detailed in the Prospectus.

“Business” means the business currently and heretofore carried on by LAC and its subsidiaries consisting of the exploration and development of mineral properties.

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday, upon which banks are open for business in Toronto, Ontario.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Time” has the meaning set forth in Section 7.1.

“Common Shares” means the Common Shares in the capital of LAC.

“Continuous Disclosure Record” means, collectively, the annual information form of LAC dated March 28, 2013, the information circular of LAC dated May 24, 2013, LAC’s annual consolidated financial statements (as restated) for the ten month period ended December 31, 2012 and the year ended February 29, 2012 and the accompanying management’s discussion and analysis (as restated), LAC’s interim consolidated financial statements (as restated) for September 30, 2013 and with comparative information for the three month period ended August 31, 2012 and the restated nine month period ended August 31, 2012 and the accompanying management’s discussion and analysis (as restated) and all material change reports of LAC filed since December 31, 2012 and all press releases filed by LAC since such date.

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral.

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, restriction, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing.

“Expiry Date” means the date on which the Rights will expire and become null and void as set out in the Final Prospectus, such date to be no earlier than the twenty-first day following the date on which the Final Prospectus is mailed to Persons who are holders of Common Shares as of the Record Date.

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date.

“Final Prospectus” means the final short form prospectus to be filed by LAC with the Securities Commissions in connection with the offer and sale of the Securities, as amended by any Prospectus Amendment to the Final Prospectus.

“Governmental Entity” means any: (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used.

“License” means any of the material licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the material property or assets utilized by LAC.

“Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, cash flow, operations, or results of operations of LAC and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to LAC and its subsidiaries, on a consolidated basis.

“Mineral Properties” means the material mineral properties of LAC as disclosed in the Continuous Disclosure Record.

“Misrepresentation” has the meaning given to such term in Section 1(1) of the Securities Act.

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Outside Date” has the meaning set forth in Section 7.1.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof.

“Preliminary Prospectus” means the preliminary short form prospectus to be filed by LAC with the Securities Commissions in connection with the Rights Offering.

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus, and any Prospectus Amendment.

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus.

“Public Disclosure” has the meaning set forth in Section 5.7.

“Qualifying Jurisdictions” means all of the provinces of Canada.

“Record Date” means the record date for the purpose of the Rights Offering that will be established by LAC in the Final Prospectus in accordance with Securities Laws.

“Regulation S” means Regulation S under the U.S. Securities Act.

“Rights” means the transferable rights to subscribe for Common Shares offered by LAC pursuant to the Rights Offering pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege at the Subscription Price.

“Rights Offering” means the offering by LAC of Rights to the holders of Common Shares on the Record Date (including, for greater certainty and without limitation, any Rights held by the subscription agent on behalf of “Ineligible Holders” as will be defined in the Prospectus) to purchase Common Shares at the Subscription Price, undertaken in accordance with Article 2, the Preliminary Prospectus and the terms of this Agreement.

“Rights Ratio” means (A/B)/C, where A= the aggregate Subscription Price for all Rights; B = Subscription Price; and C = the number of Common Shares outstanding on the Record Date.

“Rule 144” means Rule 144 under the U.S. Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means, collectively, the Rights, the Common Shares issuable upon the exercise of the Rights, and the Standby Shares.

“Securities Act” means the Securities Act (Ontario), as amended.

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions.

“Securities Laws” means all applicable securities Laws of each of the Qualifying Jurisdictions, including the respective regulations thereunder and the published policy statements, instruments, blanket orders and decisions of the Securities Commissions or similar regulatory authorities in each of the Qualifying Jurisdictions, the applicable rules of the TSX, the U.S. Securities Act and the rules and regulations promulgated thereunder, applicable securities laws of the states of the United States in which the Rights are offered, and all applicable securities Laws of the jurisdiction of residence of each of the Standby Purchasers.

“SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 — System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

“Standby Commitment” has the meaning set forth in Section 2.2.

“Standby Commitment Fee” has the meaning set forth in Section 2.2.

“Standby Purchaser” has the meaning given on the cover page of this Agreement.

“Standby Purchaser Rights Offering Shares” means the Common Shares issuable to the Standby Purchasers pursuant to the exercise of their Rights.

“Standby Shares” has the meaning set forth in Section 2.2.

“Subscription Price” has the meaning set forth in Section 2.3.

“Subsidiaries” means Minera Exar S.A. and 2265866 Ontario Inc.

“Technical Report” means the “Feasibility Study Reserve Estimation and Lithium Carbonate and Potash Production at the Cauchari-Olaroz Salars, Jujuy Province, Argentina” dated effective July 11, 2012.

“TSX” means the Toronto Stock Exchange.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

1.2                                     Headings, etc.  The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3                                     Plurality and Gender. Words importing the singular number only will include the plural and vice versa, words importing any gender will include all genders and the words importing Persons will include individuals, partnerships, trusts, corporations, governments and governmental authorities.

1.4                                     Currency.  Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5                                     Governing Law.  This Agreement will be governed by, interpreted and enforced in accordance with the laws of Ontario. Each party hereby unconditionally and irrevocably submits to the nonexclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

1.6                                     Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7                                     Statutes. Any reference to a statute, act or law will include and will be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2

STANDBY COMMITMENT

2.1                                      Conduct of Rights Offering. Subject to and in accordance with the terms hereof, LAC agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus, the Rights and the Common Shares issuable upon the exercise of the Rights to the

Standby Purchasers and Persons that are the holders of record of Common Shares on the Record Date:

(a)                           with an address in the Qualifying Jurisdictions; or

(b)                           with an address in any other jurisdiction that LAC has satisfied itself is entitled to receive the Securities under the Rights Offering in accordance with the laws of such jurisdiction and without obliging LAC to register the Securities or file a prospectus or other disclosure document, other than the registration statement on Form F-7 to be filed with the SEC, or to make any other filings or become subject to any reporting or disclosure obligations that LAC is not already obligated to make.

2.2                                      Standby Commitment. Subject to and in accordance with the terms hereof, each of the Standby Purchasers hereby severally agrees to purchase from LAC, and LAC hereby agrees to sell to such Standby Purchaser, at the Subscription Price and on the Closing Date, such number of Common Shares (the “Standby Shares”) that were not otherwise subscribed for and taken up under the Rights Offering by holders of Rights with an aggregate subscription price not exceeding $18.55 million in amounts designated by the Manager.  The Standby Purchasers will collectively purchase the aggregate number of Standby Shares and in the event that any Standby Purchaser defaults in its portion of the Standby Commitment, the other Standby Purchasers will be required to forthwith purchase the Standby Shares not purchased by this defaulting Standby Purchaser. In this regard each Standby Purchaser will exercise in full its Basic Subscription Privilege. The aggregate number of Common Shares to be purchased pursuant to this Section 2.2 will be equal to the aggregate number of Common Shares issuable on the exercise of the Rights, minus the aggregate number of Common Shares subscribed for and taken up under the Rights Offering by holders of Rights (including, for greater certainty and without limitation, pursuant to the Additional Subscription Privilege), which, for greater certainty, shall have an aggregate subscription price of no more than $18.55 million (such collective commitment of the Standby Purchasers referred to as the “Standby Commitment”).

2.3                                      Subscription Price. The exercise price per Common Share under the Rights Offering (the “Subscription Price”) will be determined by the Board of Directors of LAC  at the date of filing of the Final Prospectus in consultation with the Manager, provided that it shall be no greater than the 5-day volume weighted average trading price of the Common Shares on the TSX as at the close of trading on the trading date immediately preceding the filing of the Final Prospectus less a 35% discount, subject to any adjustments to the Subscription Price required by the TSX. The exercise price of the Rights will be determined so that the aggregate gross proceeds from the offering (including for greater certainty, from the Standby Committment) will be equal (as nearly as practicable) to $18.55 million.

2.4                                      Standby Fee. The Standby Purchasers shall be entitled to an aggregate cash fee in the amount equal to 3% of the gross proceeds of the Rights Offering (including, for greater certainty, from the Standby Commitment) (the “Standby Commitment Fee”) payable to the Standby Purchasers as allocated by the Manager.

2.5                                      Timing of Rights Offering. Subject to and in accordance with the terms hereof, LAC agrees that it will use commercially reasonable efforts to file:

(a)                           with the Securities Commissions the Preliminary Prospectus in the form attached to this Agreement as Schedule C no later than one business day in Toronto after the date hereof;

(b)                           with the Securities Commissions the Final Prospectus no later than the day which is two business days in Toronto following the date on which all necessary approvals and consents are received from the Securities Commissions and the TSX that are necessary or advisable, in LAC’s opinion, acting reasonably, to proceed with the filing of the Final Prospectus and completion of the Rights Offering;

(c)                            with the SEC the Form F-7 registration statement no later than the date on which the Final Prospectus is mailed to Persons who are holders of Common Shares as of the Record Date; and

(d)                           with applicable state securities commissions, any required filings; provided that LAC shall not be required to make any filing with any state securities commission (i) where such commission would conduct a substantive review of the Preliminary Prospectus or the Final Prospectus or (ii) which would result, in the reasonable judgment of LAC, in undue expense or delay to the closing of the Rights Offering.

LAC will use commercially reasonable efforts to obtain a receipt (or analogous decision document) as soon as possible following the filing of each of the Preliminary Prospectus and Final Prospectus with the Securities Commissions.

2.6                                      Payment for Standby Shares. Subject to and in accordance with the terms hereof, the Standby Purchasers will pay, in immediately available funds by wire transfer to an account designated by LAC, or by certified cheque payable to LAC, the aggregate Subscription Price that is payable for the Standby Shares to be purchased by it hereunder, and LAC will issue the Standby Shares to the Standby Purchasers.

2.7                                      Restrictions on Sale Outside the Qualifying Jurisdictions.  Except as contemplated by this Agreement, the Standby Purchasers agree not to sell or distribute, directly or indirectly, its Standby Purchaser Rights Offering Shares or Standby Shares in such a manner as to:

(a)                           require registration by LAC of the Standby Purchaser Rights Offering Shares or Standby Shares or the filing by LAC of a prospectus or any similar document in any jurisdiction other than the Qualifying Jurisdictions; or

(b)                           result in LAC becoming subject to reporting or disclosure obligations to which it is not subject as at the date of this Agreement, or by virtue of this transaction will be obligated to make, under the laws of any jurisdiction outside the provinces of Canada, in each case that is material to LAC, and to sell the Standby Purchaser Rights Offering Shares or Standby Shares in accordance with all applicable securities laws.

2.8                                      Representations and Warranties of the Standby Purchasers as to Investment Intent.

(a)                           Each of the Standby Purchasers represents and warrants to and with LAC that it is acquiring the Standby Purchaser Rights Offering Shares and Standby Shares as principal and for investment and not with a view to, and has not offered or sold any Standby Purchaser Rights Offering Shares or Standby Shares in connection with, the sale or distribution thereof.

(b)                           Each of Geologic Resource Fund, LP and Geologic Resource Opportunities Fund LP acknowledges and agrees that (i) the Standby Purchaser Rights Offering Shares and the Standby Shares that it purchases are being offered and sold to it pursuant to an exemption from the registration requirements of the U.S. Securities Act and are restricted securities within the meaning of Rule 144; (ii) the Standby Purchaser Rights Offering Shares and the Standby Shares may only be sold outside of the United States in accordance with Regulation S, or within the United States pursuant to Rule 144, if available, or, with LAC’s consent, pursuant to a transaction otherwise exempt from registration under the U.S. Securities Act; and (iii) the Standby Purchaser Rights Offering Shares and the Standby Shares shall bear a U.S. Securities Act legend setting forth the resale restrictions described in clause (ii).

ARTICLE 3

COVENANTS OF LAC

3.1                                      Covenants. Subject to and in accordance with the terms hereof, LAC undertakes and agrees with and in favour of the Standby Purchasers that:

(a)                           Preliminary Prospectus. As provided in Section 2.5, LAC will prepare, and file with the Securities Commissions, the Preliminary Prospectus, relating to the proposed distribution of the Securities.

(b)                           Final Prospectus and Qualification. As provided in Section 2.5, LAC will file with the Securities Commissions, the Final Prospectus relating to the proposed distribution of the Securities, and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Qualifying Jurisdictions in which the Final Prospectus has been filed.

(c)                            U.S. Registration Statement. As provided in Section 2.5, LAC will prepare, and file with the SEC, the Form F-7 registration statement relating to the Rights Offering, and will make such other state securities law filings as are necessary in order to enable shareholders in such states to participate in the Rights Offering, subject to the limitations set forth in Section 2.5.

(d)                           Supplementary Material. If required by Securities Laws, it will prepare any amendments to the Prospectus or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under the Securities Laws. It will also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any material change (as defined in the Securities Act).

(e)                            Changes to Terms. LAC shall not amend the terms of the Rights Offering, including for greater certainty any change to the Subscription Price contemplated by Section 2.3, without the written consent of the Manager, such consent not to be unreasonably withheld.

(f)                             Consents and Approvals.  It will use its commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in all Qualifying Jurisdictions as contemplated herein and in the Prospectus and the entering into and performance by it of this Agreement (including, for greater certainty and without limitation, the issuance of the Rights, the Common Shares issuable upon the exercise of such Rights and the Standby Shares).

(g)                            Cease Trade Order or Other Investigation. From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement, it will immediately notify the Manager in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSX, the SEC or other Governmental Entity that concerns any matter relating to the affairs of LAC that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of LAC. Any notice delivered to the Manager as aforesaid will contain reasonable details of the demand, request, inquiry, order or ruling in question. LAC will use its best efforts to prevent the issuance of any orders contemplated by this Section 3.1(f) and, if issued, to obtain their prompt withdrawal.

(h)                           TSX Listing. It will take all action as may be commercially reasonably required and appropriate so that the Rights, the Common Shares issuable upon the exercise of such Rights and the Standby Shares have been conditionally approved for listing on the TSX, subject to receipt of customary final documentation.

(i)                               Issuance of Common Shares. It will not issue any Common Shares prior to the Closing other than Common Shares issued upon the exercise of existing stock options or upon the exercise of the Rights without the Manager’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(j)                              Conduct of Business. LAC will, and will cause each of its Subsidiaries to, continue to carry on its business and operations in the usual and ordinary course in a manner consistent with past practice and will not enter into or agree to enter into, or amend, any Contracts or take any action which would have the effect of causing a material change in the business or affairs of LAC to occur prior to the Closing Date, except with the prior written approval of the Standby Purchasers between the date of this Agreement and the Closing Date, which approval shall not be unreasonably withheld, conditioned or delayed.

(k)                           Securities Laws. It will take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws. It will consult with the Manager and its advisors regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and it will provide to the Manager and its advisors copies of any documents that are to be submitted by it to any Securities Commission, the SEC or other regulatory authority for such purpose prior to being so submitted and it will give the Manager and its advisors an opportunity to comment on same, and LAC will not file the Preliminary Prospectus, the Final Prospectus or any Prospectus Amendment, or the Form F-7 registration statement or any amendment thereto, without first obtaining approval from the Manager after consultation with the Manager and its advisors with respect to the form and content thereof, which approval will not be unreasonably withheld or delayed.

(l)                               Obtaining of Report. It will cause its transfer agent, Olympia Transfer Services Inc., to deliver to the Standby Purchasers, as soon as is practicable following the Expiry Time, details concerning the total number of Common Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including (without limitation) those Common Shares subscribed and paid for pursuant to the Additional Subscription Privilege.

(m)                       Mailing of Materials. It will use commercially reasonable efforts to effect and complete the mailing of commercial copies of the Final Prospectus to each of the registered holders of Common Shares as of the Record Date in Canada as soon as possible following the Record Date and to the beneficial holders of Common Shares as of the Record Date in Canada in the manner contemplated by National Instrument 54-101 — Communications with Beneficial Owners of Securities of a Reporting Issuer as soon as possible following the Record Date.

(n)                           Cooperation. LAC will cooperate, and cause its Affiliates, officers, employees, agents, auditors and other representatives to cooperate, with the Manager and Standby Purchasers by providing such information and assistance at such time and to the extent reasonably requested by any such Persons (and in any event as soon as reasonably practicable following such request) in connection with the preparation and filing by any such Person of any return, declaration, report or similar statement (including any attached schedules) required to be filed by such Person with respect to its holdings, or disposition of any of its holdings, from time to time of Rights, Common Shares (including Standby Shares) or other securities of LAC.

(o)                           Use of Proceeds. The net proceeds (net of all legal, accounting and other fees and expenses related to the Rights Offering) received by LAC in connection with the Rights Offering and the sale and issuance by LAC of the Standby Shares to the Standby Purchasers will be used to repay outstanding debt, for general working capital requirements and for such other purposes as may be described in the Prospectus.

(p)                           Corporate Existence. In the event of a merger, consolidation or sale of all or substantially all of its assets, LAC will use its commercially reasonable efforts to ensure that the surviving successor entity in such transaction assumes its obligations hereunder.

ARTICLE 4

CHANGES

4.1                                      Material Change During Distribution.

(a)                           During the period from the date of this Agreement to the Closing Date, LAC will promptly notify the Manager in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, cash flow, operations or results of operations of LAC and its subsidiaries taken as a whole.

(b)                           During the period from the date hereof to the Closing Date, LAC will promptly notify the Manager in writing of:

(i)                   any material fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus if filed on such date; and

(ii)                any change in any material fact contained in the Prospectus, including (without limitation) all documents incorporated by reference, which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Prospectus or that would result in the Prospectus not complying with applicable Securities Laws.

(c)                            LAC will promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Manager, acting reasonably, with all applicable filings and other requirements under the Securities Laws as a result of such fact or change. LAC will in good faith discuss with the Manager any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) that is of such a nature that there is reasonable doubt whether written notice need be given under this Section 4.1.

4.2                                      Change in Securities Laws.  If during the period of distribution to the public of Common Shares under the Rights Offering, there will be any change in the Securities Laws that, in the opinion of the Manager, acting reasonably, requires the filing of a Prospectus Amendment or amendment to the Form F-7 registration statement, LAC will, to the satisfaction of the Manager, acting reasonably, promptly prepare and file such Prospectus Amendment or amendment to the Form F-7 registration statement, as applicable, with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions, or with the SEC, where such filing is required.

4.3                                      Change in Closing Date.  If a material change (as defined in the Securities Act) occurs after the date of filing of the Final Prospectus with the Securities Commissions and prior to the Closing Date, then, subject to Article 9, the Closing Date will be, unless LAC and the Manager otherwise agree in writing, the later of the previously scheduled Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such material change have been complied with in all Qualifying Jurisdictions with the SEC and any appropriate documents obtained for such filings and notice of such filings from LAC or LAC’s counsel have been received by the Manager.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LAC

LAC represents and warrants to each Standby Purchaser as follows and acknowledges that each Standby Purchaser is relying on such representations and warranties in entering this Agreement:

5.1                                      Organization and Status. LAC has been duly incorporated and is validly existing and in good standing under the Laws of Ontario.

5.2                                      Insolvency. LAC has not commenced, participated or agreed to commence or participate in any bankruptcy, involuntary liquidation, dissolution, winding up, insolvency or similar proceeding and, to LAC’s knowledge, no such proceedings have been threatened by any other party.

5.3                                      Corporate Power, Capacity and Authorization. LAC has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder, to own or lease its property and to carry on the Business as now being conducted by it. This Agreement has been duly authorized, executed and delivered by LAC and constitutes a legal, valid and binding obligation of LAC, enforceable against LAC by each of the Standby Purchasers in accordance with its terms.  Each of the agreements, contracts and instruments required by this Agreement to be delivered by LAC at the Closing Time has been duly authorized by LAC. Each of the Prospectus, the Form F-7 registration statement, the issuance of Rights and the issuance of the Common Shares on the exercise thereof and the sale of the Standby Shares have been duly authorized by LAC. At the Closing Time, each of the agreements, contracts and instruments required by this Agreement to be delivered by LAC will be duly executed and delivered by LAC and will be valid and binding obligations of LAC, enforceable in accordance with their respective terms.

5.4                                      Authorized and Issued Capital. The authorized capital of LAC consists of an unlimited number of Common Shares and one special share, of which 77,308,481 Common Shares and one special share have been duly issued and are outstanding as fully paid and non-assessable as of the date hereof. Except as described in this Section 5.4 and other than the Standby Purchasers and their respective designates as contemplated by this Agreement, no Person has any agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from LAC any Common Shares or other securities of LAC other than stock options granted pursuant to LAC’s equity incentive plans and other convertible securities outstanding as of the date hereof.

5.5                                      Rights of Securities. When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Securities Laws. The issuance of the Securities will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchasers that the number of Standby Shares that they may be entitled to receive pursuant to this Agreement will depend on the number of

Common Shares issued to those Persons who have exercised Rights prior to the Expiry Time).

5.6                                      No Violation. Each of the execution and delivery of this Agreement by LAC, the compliance by LAC with the terms hereof, the Prospectus and the filing thereof, the issuance of Rights and the issuance of the Common Shares on the exercise thereof and the issuance of the Standby Shares will not:

(a)         violate or conflict with any of the terms, conditions or provisions of the constating documents or resolutions of the shareholders, directors or any committee of directors of LAC or any of its Subsidiaries;

(b)         violate or conflict with any applicable law, statute, ordinance, regulation or rule, or any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over LAC or any of its Subsidiaries;

(c)          except for the required filings, acceptances or approvals of the TSX or as required by Securities Laws with respect to the filing of the Prospectus in respect of the transactions contemplated hereby, require any authorization, consent, approval, exemption or other action by, or notice to, any stock exchange, governmental agency, authority, regulatory body or court;

(d)         violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any Contract to which LAC or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected;

(e)          trigger any change of control or similar provision in any Contract to which LAC or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected;

(f)           result in the termination of, or any additional payment under, or the change in any terms of, or accelerate the performance of any obligation required by (or give rise to a right of any party thereto, exercisable on notice or otherwise, to terminate, to require that any additional payment be made under, to change any terms of, or to accelerate the performance of any obligation under) any Contract to which LAC or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or affected, except as disclosed in the Continuous Disclosure Record;

(g)          result in the creation of any Encumbrance upon any of the property or assets of LAC or any of its Subsidiaries; or

(h)         violate or conflict with any License held by LAC or any of its Subsidiaries.

5.7       Reporting Issuer Status, TSX Listing and Public Disclosure. LAC is a reporting issuer in the Qualifying Jurisdictions and is in compliance in all material respects with all applicable, and is not in default of any, requirements of applicable Securities Laws.  LAC has not received any correspondence or notice from a securities commission or similar regulatory authority concerning a review of its Public Disclosure (as hereinafter defined), other than in connection with its financial statements and MD&As for the six months ended June 30, 2013, nine months ended September 30, 2013 and the ten month period ended December 31, 2012.  LAC has not filed any material change report with any securities commission or similar regulatory authority on a confidential basis.  The Common Shares are listed on the TSX and LAC is in compliance in all material respects with all applicable rules of the TSX.  All documents required to be filed in Canada under applicable Securities Laws (the “Public Disclosure”) have been filed and conform in all material respects to the requirements of the applicable Securities Laws. Such documents at the time of filing thereof: (a) are true and correct in all material respects; and (b) do not contain any Misrepresentations.  There has been no material change as defined in the Securities Act to the matters set forth in the Continuous Disclosure Record that has not been publicly disclosed.

5.8                                      Financial Statements. Each of the consolidated financial statements of LAC contained in the Public Disclosure, including each document filed publicly after the date hereof until the Closing Date:

(a)         complies or, when filed, will comply as to form in all material respects with all Securities Laws;

(b)         has been or, when filed, will have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applied on a consistent basis with those of the comparable prior period (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Securities Laws); and

(c)          fairly presents, or when filed will fairly present, in all material respects, the consolidated financial position of LAC and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit notes which are not required in unaudited financial statements and are subject to normal and recurring year-end adjustments.

5.9                                      Consents and Approvals. Except for the required filings, acceptances or approvals of the TSX or as required by Securities Laws with respect to the filing of the Prospectus and the Form F-7 registration statement no authorization, consent or approval of, or filing with:

(a)         any stock exchange, governmental agency, regulatory body or court;

(b)         any party to a Contract to which LAC (in respect of LAC or the Business), is a party or by which it is bound,

is required in connection with the execution, delivery and performance of this Agreement by LAC, the filing of the Prospectus, the issuance of Rights and the issuance of the Common Shares on the exercise thereof and the sale of the Standby Shares hereunder.

5.10                               Subsidiaries.

(a)         The only material subsidiaries of LAC are the Subsidiaries and all securities of the Subsidiaries are held, directly or indirectly, by LAC free and clear of any Encumbrance; and

(b)         each of LAC’s Subsidiaries (i) has been duly incorporated and is validly existing in its respective jurisdiction of incorporation and (ii) has all the corporate power and capacity to carry on the Business as conducted by it and to own or lease its property.

5.11                               Rights. All necessary corporate action has been taken or will have been taken prior to the Closing Time on the Closing Date by LAC so as to validly authorize the issue and the Rights and the Common Shares issued upon the exercise thereof and the sale of the Standby Shares in accordance with the terms of this Agreement. The Common Shares are, and at the Closing Time will be, listed on the TSX.

5.12                               Compliance with Laws. Each of LAC and the Subsidiaries is, in all material respects, conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its respective business is carried on and each is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor does it have knowledge of any facts that could give rise to a notice of material non-compliance with any such laws, rules, regulations, licences, registrations or qualifications.

5.13                               Permits. LAC and its Subsidiaries hold all material permits, licences, approvals, consents, authorizations, registrations, certificates or franchises which are required, or which they are required to have, to own their property and assets and to carry on the Business (collectively, the “Permits”). All Permits are in full force and effect.

5.14                               Litigation and Other Proceedings. To the knowledge of LAC, except as disclosed in the Continuous Disclosure Record, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental authority; or any similar matter or proceeding (collectively “proceedings”) against or involving LAC or any of its Subsidiaries (whether in progress or, to LAC’s knowledge, threatened) which, if determined adversely to LAC, would have a material adverse effect on LAC or the Business or would prevent or significantly impede the issue of the Rights and the Common Shares issued upon the exercise thereof or the sale of the Standby Shares.  To LAC’s knowledge, no event has occurred which might give rise to any proceedings except as disclosed in the Continuous Disclosure Record (including severance associated with a former officer) and there is no judgment, decree, injunction, rule, award or order of any governmental authority to which LAC or any of its Subsidiaries is subject.

5.15                               Material Contracts. Except as disclosed in the Continuous Disclosure Record, neither LAC nor any of its Subsidiaries, nor to LAC’s knowledge, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by LAC or any of its Subsidiaries or such other person under any material Contract to which LAC or any of its Subsidiaries is a party or otherwise bound and all such Contracts are in good standing, and no event has occurred which, with notice or lapse of time or both, would constitute such a default by LAC, its Subsidiaries or, to LAC’s knowledge, any other person. All material Contracts of LAC and its Subsidiaries, which are material on a consolidated basis, have been disclosed in the Continuous Disclosure Record.

5.16                               Ordinary Course. Except as disclosed in the Continuous Disclosure Record, LAC and its Subsidiaries have conducted the Business in the ordinary course since December 31, 2012. Except as set out in the Continuous Disclosure Record or pursuant to the Rights Offering, none of the shareholders, directors, officers or employees of LAC or any known associate or affiliate of any of the foregoing persons or companies (as such terms are used in the Securities Act), has had any material interest, direct or indirect, in any material transaction within the previous two (2) years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect LAC.

5.17                               Ownership of Assets. LAC and its Subsidiaries are the legal and beneficial owners of the properties and assets or the interests in properties and assets referred to as owned by them in the Continuous Disclosure Record. All agreements under which LAC (or the applicable Subsidiary) holds an interest in a property or asset are in good standing in all material respects.

5.18                               Mining Rights.

(a)         as more particularly described in the Continuous Disclosure Record, LAC and its Subsidiaries, taken as a whole, own, control or have legal rights to, through mining tenements of various types and descriptions, all of the rights, titles and interests necessary to authorize and enable it to carry on the material mineral exploration and/or mining activities as currently being undertaken and has obtained or, upon performance of all conditions precedent will be able to obtain, such rights, titles and interests as may be required to implement their plans on such properties and are not in material default of such rights, titles and interests;

(b)         LAC has not received any notice of proceedings relating to the revocation or modification of any material mining or exploration authorities, permits or licenses previously granted to LAC or its Subsidiaries, nor has it received notice of the revocation or cancellation of, or any intention to revoke or cancel, any material mining claim, concession or lease of LAC or its Subsidiaries;

(c)          all assessments or other work required to be performed or filings required to be made in relation to the material mining claims and the Mining Rights of LAC have been performed or made, and all taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made to date in order to maintain such claims and Mining Rights and LAC and its Subsidiaries have complied in all material respects with all applicable laws, rules and policies as well as with regard to legal, and contractual obligations to third parties;

(d)         to LAC’s knowledge, all exploration and development activities of LAC and the Subsidiaries have been conducted in all material respects in accordance with good mining and engineering practices;

(e)          except as disclosed in the Continuous Disclosure Record, LAC or a Subsidiary is the absolute legal and beneficial owner of the Mineral Properties described in the Continuous Disclosure Record and LAC or a Subsidiary (as the case may be) holds either freehold title, leases, concessions, claims, licenses, options or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located (collectively, “Mining Rights”) in respect of the mineral rights located in the Mineral Properties in which LAC or any Subsidiary has an interest as described in the Continuous Disclosure Record under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit LAC or the Subsidiary (as applicable) to explore for mineral deposits relating thereto, free and clear of any Encumbrances and no material commission, royalty, licence fee or similar payment to any person with respect to the Mineral Properties is payable except as disclosed in the Continuous Disclosure Record;

(f)           except as disclosed in the Continuous Disclosure Record, there are no restrictions on the ability of LAC to use, transfer or exploit any of the Mining Rights, except pursuant to applicable Laws;

(g)          except as disclosed in the Continuous Disclosure Record, there are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the interest of LAC in any of the Mining Rights;

(h)         all Mining Rights in the Mineral Properties have been validly registered and recorded in accordance in all material respects with all applicable laws and are valid and subsisting; LAC and the Subsidiaries have or will obtain all necessary surface rights, access rights and other necessary rights and interests relating to the Mineral Properties granting LAC or any Subsidiary the right and ability to explore for mineral deposits as are appropriate in view of the rights and interests therein of LAC or any Subsidiary, with only such exceptions as do not unreasonably interfere with the use made by LAC or any Subsidiary of the rights or interest so held; and each of the Mining Rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of LAC or a Subsidiary, as applicable;

(i)             the Mineral Properties and Mining Rights of LAC and its Subsidiaries as disclosed in the Continuous Disclosure Record, constitute an accurate description of the Mineral Properties and all material Mining Rights held by LAC and the Subsidiaries and no other property or assets are necessary for the conduct of the business of LAC as currently conducted except as disclosed in the Continuous Disclosure Record; except as disclosed in the Continuous Disclosure Record, LAC does not know of any claim or the basis for any claim that might or could have a material impact on the right thereof to use, transfer or otherwise explore for mineral deposits on such Mineral Properties; and

(j)            LAC’s mineral resources have been calculated and estimated in accordance with NI 43-101 and are disclosed in the Continuous Disclosure Record in accordance with NI 43-101.

5.19                               Environmental.

(a)         LAC and its Subsidiaries are in material compliance with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign (the “Environmental Laws”) relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance (“Hazardous Substances”);

(b)         Except as disclosed in the Continuous Disclosure Record, LAC and its Subsidiaries have, collectively, obtained all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (the “Environmental Permits”) necessary for the operation of the Business and each Environmental Permit is valid, subsisting and in good standing and neither LAC or any of its Subsidiaries is in material default or breach of any Environmental Permit and, to the knowledge of LAC, no proceeding is pending or threatened to revoke or limit any Environmental Permit;

(c)          neither LAC nor any of its Subsidiaries has used, except in material compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(d)         neither LAC nor any of its Subsidiaries has received any notice of, or been prosecuted for an offence alleging, material non-compliance with any Environmental Law, and neither LAC nor any of the Subsidiaries including, if applicable, to the knowledge of LAC, have settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of LAC or any of its Subsidiaries, nor has LAC or any of its Subsidiaries received notice of any of the same;

(e)          except as ordinarily or customarily required by applicable permit, neither LAC nor any of its Subsidiaries has received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local (in each case either domestic or foreign) clean-up site or corrective action under any Environmental Laws; and

(f)           there are no environmental audits, evaluations, assessments, studies or tests relating to LAC or any of its Subsidiaries except for ongoing assessments conducted by or on behalf of LAC in the ordinary course.

5.20                               Technical Report.

(a)         the Technical Report complies in all material respects with the requirements of NI 43-101 at the time of filing on SEDAR and LAC believes that the Technical Report reasonably presents the information contemplated therein as at the date stated therein based upon information available at the time the Technical Report was prepared;

(b)         LAC has made available to the authors of the Technical Report, prior to the issuance thereof (including any updates), for the purpose of preparing such reports, all information requested by them, which information, to the knowledge of LAC, did not contain any misrepresentation at the time such information was so provided; and

(c)          LAC is in compliance with the provisions of NI 43-101 in all material respects.

5.21                               Corrupt Practices. Neither LAC nor any of its Subsidiaries nor, to LAC’s knowledge, any officer, director, employee, advisor or agent of LAC or of any of its Subsidiaries, has made any payment, directly or indirectly, on behalf of or to the benefit of LAC or any of its Subsidiaries, in violation of any applicable laws of Canada and Argentina  prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, and LAC and each of its Subsidiaries has instituted and maintains policies and procedures designed to ensure continued compliance with such laws.

5.22                               Legislative Changes. LAC is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates could have a material impact on the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of LAC and its Subsidiaries.

5.23                               Material Changes. Other than as disclosed in the Continuous Disclosure Record at the time this Agreement is executed:

(a)         there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of LAC and its Subsidiaries, on a consolidated basis;

(b)         LAC and its Subsidiaries have carried on their respective businesses in the ordinary course; and

(c)          no Material Adverse Change has occurred.

5.24                              Prospectus.

(a)         LAC is qualified to file a prospectus in the form of a short form prospectus pursuant to the provisions of National Instrument 44-101 - Short Form Prospectus Distributions. LAC is eligible to file a Form F-7 registration statement.

(b)         At the time of its filing and as at the Closing Date, the Prospectus will comply with the requirements of any applicable Securities Laws in the Qualifying

Jurisdictions, and will comply with the requirements of the Securities Act; and at the time of its filing and as at the Closing Date, the information and statements contained therein will be true and correct in all material respects, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts (as such term is construed under the Securities Act) and will not omit any material facts relating to LAC and its subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein and will not contain any Misrepresentation; provided that the foregoing will not apply to any information or statements contained in the Prospectus relating to the Standby Purchasers that the Standby Purchasers have specifically approved in writing for inclusion in such Prospectus.

(c)          At the Closing Date, the distribution of the Securities by LAC will comply with applicable Securities Laws.

(d)         There are no legal or governmental proceedings pending, or to LAC’s knowledge, threatened to which LAC or any of its subsidiaries is a party and which, if determined adversely, would result in a Material Adverse Change, other than proceedings accurately described in all material respects in the Public Disclosure, or on the power or ability of LAC to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

5.25                               Survival.  All representations and warranties of LAC contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Standby Shares by the Standby Purchasers and will continue in full force and effect for a period of two years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchasers.

5.26                               Notification. LAC shall notify the Manager immediately if it becomes aware of a fact or circumstance which has caused or would be reasonably likely to cause a representation or warranty set out in this Article 5 to become untrue, inaccurate or misleading at any time (by reference to circumstances subsisting at that time) before the Closing Date.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF EACH STANDBY PURCHASER

6.1             Representations.  The Standby Purchasers jointly and severally represent and warrant to LAC that:

(a)                           Each Standby Purchaser is an entity validly formed and existing under the laws of the jurisdiction of its formation.

(b)                           Each Standby Purchaser has all requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by each Standby Purchaser and constitutes a legal, valid and binding obligation of each Standby Purchaser, enforceable against each Standby Purchaser by LAC in accordance with its terms.  Each of the agreements, contracts and instruments required by this Agreement to be delivered by a Standby Purchaser at the Closing Time has been, or will at the

                                          Closing Time be, duly authorized by the applicable Standby Purchaser.  At the Closing Time, each of the agreements, contracts and instruments required by this Agreement to be delivered by a Standby Purchaser at the Closing Time will be duly executed and delivered by such Standby Purchaser and will be valid and binding obligation of such Standby Purchaser, enforceable in accordance with their respective terms.

(c)                            The execution and delivery of this Agreement by each Standby Purchaser and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under or conflict with or cause the acceleration of any obligation of such Standby Purchaser under:

(i)                  any Contract to which such Standby Purchaser is a party or by which it is bound;

(ii)               any provision of the constating documents or bylaws or resolutions of the board of directors (or any committee thereof) or shareholders of such Standby Purchaser;

(iii)            any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over such Standby Purchaser; or

(iv)           any applicable, law, statute, ordinance, regulation or rule.

(d)                           No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to the Standby Purchasers in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchasers contemplated hereby, other than consents, approvals, or authorizations that may be required by any Securities Commissions.

(e)                            The Standby Purchasers have, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time), the financial ability and sufficient funds to make and complete the payment for all of the Standby Shares that they have committed to purchase pursuant to the Standby Commitment and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person. The Standby Purchasers acknowledge and covenant that they will in connection with Section 6.1 of National Instrument 45-101 - Rights Offerings deliver to LAC satisfactory evidence of the foregoing for delivery to the Securities Commissions at or prior to the time of filing of the Prospectus with the Securities Commissions.

(f)                             Subject to the provisions of this Agreement, the Standby Purchasers have had access to such information concerning LAC as they have considered necessary to enter into this Agreement and to undertake their obligations hereunder.

(g)                            They have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Standby Purchaser Rights Offering Shares and Standby Shares that they are obligated to purchase pursuant to this Agreement (subject to the provisions hereof) and are able to bear the economic risks of such investment.

(h)                           If required under applicable Laws or Securities Laws or under the rules and policies of the TSX, they will execute, deliver and file and otherwise assist LAC in filing such required reports and such other required documents with respect to the issue of the Rights, Standby Purchaser Rights Offering Shares and Standby Shares provided that LAC acknowledges and agrees that it has not engaged the Standby Purchaser to act as underwriter (as defined under applicable Securities Laws) and the Standby Purchaser will not be required to sign a certificate in the Prospectus in that capacity or any other capacity.

(i)                               Each of Geologic Resource Fund, LP and Geologic Resource Opportunities Fund, LP is an “accredited investor” within the meaning of Rule 501 under the U.S. Securities Act.

6.2                                      Covenants. Subject to and in accordance with the terms hereof, each Standby Purchaser jointly and severally undertakes and agrees with and in favour of LAC that:

(a)                     it will cooperate with LAC in the preparation and filing of the Prospectus and the Form F-7 registration statement to the extent information is required from the Standby Purchaser or is otherwise contemplated hereunder;

(b)                     it will not sell, transfer, encumber or otherwise convey any of the Common Shares  it holds directly or indirectly, beneficially or otherwise until the Closing Date without LAC’s written consent, which consent shall not be unreasonably withheld;

(c)                      notwithstanding anything in this section, it may pledge some or all of its Common Shares without the consent of LAC; and

(d)                     each of Geologic Resource Fund, LP and Geologic Resource Opportunities Fund, LP agrees that it will not sell Standby Purchaser Rights Offering Shares or Standby Shares (i) outside the United States other than in accordance with Regulation S or (ii) within the United States, except pursuant to Rule 144, if available, or, with LAC’s consent, pursuant to a transaction otherwise exempt from registration under the U.S. Securities Act.

6.3                                      Survival. All representations and warranties of the Standby Purchasers contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Securities by the Standby Purchaser and will continue in full force and effect for a period of two years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of LAC.

ARTICLE 7

CLOSING AND CONDITIONS

7.1                                    Closing Time. The closing of the purchase by the Standby Purchasers and sale by LAC of the Standby Shares to be purchased by the Standby Purchasers hereunder (the “Closing”) will be completed at the offices of Gowling Lafleur Henderson LLP at 10 a.m. (Toronto time) (the “Closing Time”), on the same day as closing occurs under the

Basic Subscription Privilege and the Additional Subscription Privilege (the “Closing Date”) or at such other time and/or on such other date and/or at such other place as LAC and the Manager may agree upon in writing, provided that closing of the Rights Offering occurs not later than April 15, 2014 unless LAC seeks an extension which is approved by the Manager at the Manager’s sole discretion (the “Outside Date”). On such date, and upon payment being made by the Standby Purchaser in accordance with Section 2.5, definitive certificates or advice statements representing the number of Common Shares that is equal to the number of Standby Shares to be purchased by the Standby Purchaser hereunder will be delivered to the Standby Purchaser by LAC, such Common Shares to be registered in the name of the Standby Purchaser or one or more designees of the Standby Purchaser, as applicable.

7.2                                     Mutual Conditions Precedent. The obligation of each of LAC and the Standby Purchasers to complete the closing of the transactions set out in this Agreement are subject to the fulfillment, on or before the Closing Time, of each of the following conditions precedent (each of which may only be waived by mutual consent):

(a)                           The TSX will have provided its conditional approval to the listing of the Rights and the Standby Shares, subject only to customary conditions relating to documents to be delivered following Closing;

(b)                           There will not be any claims, litigation, investigations or proceedings, including (without limitation) appeals and applications for review, in progress, or to the knowledge of LAC, pending, commenced or threatened, by any Person that have a reasonable likelihood of success in the judgment of the Manager or by any Governmental Entity, in respect of the Rights Offering that are material to LAC on a consolidated basis;

(c)                            There will be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to LAC or any of its subsidiaries or in relation to any of the directors and officers of LAC, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Common Shares (which prevention or restriction is continuing); and

(d)                           There will be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Common Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon the exercise of such Rights (which prevention or restriction is continuing).

7.3                                     Additional Conditions Precedent to the Obligations of LAC. The obligations of LAC to complete the transactions contemplated hereby will also be subject to the fulfillment, on or before the Closing Time, of each of the following conditions precedent (each of which is for the exclusive benefit of LAC and may be waived by LAC):

(a)                           All covenants and obligations of the Standby Purchasers under this Agreement to be performed on or before the Expiry Time will have been duly performed by the Standby Purchasers in all material respects; and LAC will have received a certificate by the Manager, in its capacity as such of the Standby Purchasers and not in its own capacity,  addressed to LAC and dated as of the Closing Date, signed on behalf of the Manager by a senior officer of the Manager (on the Manager’s behalf and without personal liability), confirming the same as at the Closing Time; and

(b)                           The representations and warranties of the Standby Purchaser set forth in this Agreement will be true and correct as of the Closing Time, as though made on and as of the Closing Time and LAC will have received a certificate by the Manager, in its capacity as such of the Standby Purchasers and not in its own capacity, addressed to LAC and dated as of the Closing Date, signed on behalf of the Manager by a senior officer of the Manager (on the Manager’s behalf and without personal liability), confirming the same as at the Closing Time.

7.4                                     Additional Conditions Precedent to the Obligations of the Standby Purchasers. The obligations of the Standby Purchasers to complete the transactions contemplated hereby will also be subject to the fulfillment, on or before the Closing Time, of each of the following conditions precedent (each of which is for the exclusive benefit of the Standby Purchasers and may be waived by the Standby Purchasers):

(a)                           There shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of LAC, pending, commenced or threatened by any Person, in respect of the Rights Offering, that have a reasonable likelihood of success in the judgment of the Manager, and that, should they succeed, will result in a Material Adverse Change;

(b)                           LAC will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering and the purchase of the Standby Shares by the Standby Purchasers as contemplated by this Agreement;

(c)                            The Rights Offering and other transactions contemplated hereby will have been conducted in accordance with applicable Laws, including Securities Laws and in accordance with this Agreement;

(d)                           The terms of the Rights Offering will not have been changed without the written consent of the Manager, such consent not to be unreasonably withheld;

(e)                            There shall have been no merger, consolidation or sale of all or substantially all of the assets of LAC;

(f)                             The Standby Purchasers will have received a legal opinion dated as of the Closing Date, in form acceptable to the Manager, acting reasonably, from Canadian counsel to LAC addressing the matters set forth in the form attached as Schedule B; and

(g)                            The Standby Purchasers shall have received at Closing a certificate or certificates dated as of the Closing Date and signed on behalf of LAC by the Interim Chief Executive Officer and the Chief Financial Officer of LAC or such other officers of LAC acceptable to the Manager, acting reasonably, addressed to the Standby

Purchasers certifying for and on behalf of LAC after having made due enquiry and after having carefully examined the Prospectus, including all documents incorporated by reference that:

(i)                  since the respective dates as of which information is given in the Final Prospectus (or any Prospectus Amendment) there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, condition, properties, assets, liabilities (contingent or otherwise), capital, cash flow, operations or results of operations  of LAC and its subsidiaries on a consolidated basis, other than as disclosed in the Final Prospectus or any Prospectus Amendment, as the case may be;

(ii)               no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of LAC having been issued by any Securities Commission that is continuing in effect and no proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the Securities Laws or by any Securities Commission;

(iii)            all covenants and obligations of LAC under this Agreement to be performed on or before the Expiry Time have been duly performed by LAC in all material respects;

(iv)           the representations and warranties of LAC set forth in this Agreement will be true and correct as of the Closing Time, as though made on and as of the Closing Time; and

(v)              no Material Adverse Change will have occurred or have been disclosed (if previously undisclosed) at any time after the date hereof and prior to the Closing Date.

7.5                                     Commercially Reasonable Efforts of LAC. LAC agrees to use its commercially reasonable efforts to cause those conditions contained in this Agreement that relate to acts to be performed or to be caused to be performed by it to be complied with.

7.6                                     Commercially Reasonable Efforts of Standby Purchasers. Each Standby Purchaser jointly and severally agrees to use its commercially reasonable efforts to cause those conditions contained in this Agreement that relate to acts to be performed or to be caused to be performed by it to be complied with.

ARTICLE 8

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

8.1                               Confidentiality.  None of the parties hereto will, without the prior consent of the other party, disclose the terms of this Agreement, except that such disclosure may be made to any party’s officers, directors, partners, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement or as may otherwise be required by Law or the rules of the TSX.

8.2                               Public Announcement. LAC will make a public announcement regarding this Agreement in a form satisfactory to the Manager, acting reasonably.

ARTICLE 9

TERMINATION

9.1                               Termination by LAC or the Standby Purchasers. Either LAC or the Standby Purchasers may terminate and cancel their obligations under this Agreement, without any liability on its part, if any of the conditions set out in Section 7.2 are not satisfied on or before the Outside Date.

9.2                               Termination by LAC. LAC may terminate and cancel its obligations under this Agreement, without any liability on its part, if:

(a)                           Any of the Standby Purchasers is in material default of its obligations hereunder and fails to remedy such breach on or before the date that is 5 days following the date upon which LAC has provided written notice of such breach; or

(b)                           If any of the conditions set out in Section 7.3 are not satisfied on or before the Outside Date.

9.3                               Termination by the Standby Purchasers.  The Standby Purchasers may terminate and cancel their respective obligations under this Agreement, without any liability on their part, if:

(a)                           Any Material Adverse Change occurs at any time following the execution of this Agreement;

(b)                           LAC fails to obtain conditional approval from the TSX to the listing of the Rights, the Common Shares issuable on the exercise thereof and the Standby Shares, at least two days prior to the date named as the Record Date in the Final Prospectus, subject only to documents to be delivered following Closing;

(c)                            LAC is in material default of its obligations hereunder and fails to remedy such breach on or before the date that is 15 days following the date upon which the Manager has provided written notice of such breach;

(d)                           If any of the conditions set out in Section 7.4 are not satisfied on or before the Outside Date; or

(e)                            The Rights Offering is otherwise terminated or cancelled or the Closing has not occurred on or before the Outside Date.

9.4                        Notwithstanding any other provision hereof, should LAC or the Standby Purchasers validly terminate this Agreement pursuant to, and in accordance with, this Article 9, the obligations of both LAC and the Standby Purchasers under this Agreement will terminate and there will be no further liability on the part of the Standby Purchasers to LAC or on the part of LAC to the Standby Purchasers hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 10 or Section 12.1).

ARTICLE 10

INDEMNIFICATION

10.1                              By LAC. LAC covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents, including the Manager, from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)                           by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus;

(b)                           by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, or other competent authority in Canada or before or by any Governmental Entity, based upon or relating to any Misrepresentation or alleged Misrepresentation in the Prospectus, or any other document filed with the Securities Commissions in connection with the Rights Offering or the Prospectus, or relating to the Rights Offering or other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of LAC in connection with the Rights Offering or the other transactions contemplated in this Agreement (excluding, for greater certainty, any statements made by or on behalf of LAC exclusively to one or more Indemnified Parties);

(c)                            the non-compliance or alleged non-compliance by LAC with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering or the other transactions contemplated in this Agreement, including (without limitation) LAC’s non-compliance with any statutory requirement to make any document available for inspection; or

(d)                           by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of LAC contained herein.

10.2                              By the Standby Purchasers. Each Standby Purchasers jointly and severally covenants and agrees to protect, indemnify and hold harmless LAC for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Standby Purchasers contained herein.

10.3                              Notification. In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) will promptly notify the Person from whom indemnification is being sought (being either LAC under Section 10.1 or the Standby Purchasers under Section 10.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party will promptly retain counsel who will be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party will pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

10.4                              Independent counsel. In any such claim, action, suit or proceeding, the Indemnified Party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the Indemnified Party unless:

(a)                           the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such other counsel; or

(b)                           the named parties to any such claim, action, suit or proceeding (including, without limitation, any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

10.5                              Fees and expenses. Subject to Section 10.4, it is understood and agreed that the Indemnifying Party will not, in connection with any claim, action, suit or proceeding referred to in Section 10.4 commenced in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm will be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

10.6                              Indemnifying Party consent to Settlement. Notwithstanding anything herein contained, no Indemnified Party will agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party has consented in writing thereto, and the Indemnifying Party will not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

ARTICLE 11

NOTICE

11.1                              Notice. Any notice or other communication required or permitted to be given hereunder will be in writing and will be personally delivered or sent by facsimile transmission or email as set forth below, or to such other address, facsimile number, email or Person as may be designated by notice.

(a)	In the case of LAC:

Lithium Americas Corp.,
357 Bay Street
Suite 602
Toronto, Ontario

M5H 2T7

Attention: Mr. Michael Cosic, CFO
Email: mcosic@lithiumamericas.com

With a copy (which shall not constitute notice) to:

Gowling Lafleur Henderson LLP
Suite 1600, 1 First Canadian Place
100 King Street West
Toronto, ON M5X 1G5

Attention: Paul Fornazzari
Fax: 416 862-4359
Email: paul.fornazzari@gowlings.com

(b)	In the case of the Standby Purchasers:

c/o Geologic Resource Partners LLC
535 Boylston Street
Boston, MA 02116
United States

Attention: Chief Operating Officer
Fax : 617 424-9921

With a copy (which shall not constitute notice) to:

Cassels Brock LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, ON M5H 3C2

Attention: Peter Dunne
Fax: 416 350-6937
Email: pdunne@CasselsBrock.com

11.2                              Receipt of Notice.  Notice will be deemed to be given prior to 5:00 p.m. (Toronto time) on the day of actual delivery or the day of facsimile or email transmission, as the case may be, or if not a Business Day or after 5:00 pm. (Toronto time), on the next Business Day.

ARTICLE 12

GENERAL

12.1                              Expenses.  LAC will be responsible for all expenses related to the Rights Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, all fees and disbursements in connection with any dealer manager or dealer managers engaged in connection with the Rights Offering (other than any such fees or disbursements agreed to be paid by such dealer manager or dealer managers), all expenses related to roadshows and marketing activities and any marketing documents or materials (including, without limitation, slide presentations and videos, if any), printing costs, translation fees and filing fees. LAC shall pay to the Manager a maximum of $50,000 plus disbursements and taxes on account of its expenses incurred, and such amount shall be remitted to the Manager within 15 days of the date of submission to LAC of a statement of account evidencing such fees and expenses, by wire transfer in immediately available funds as directed by the Manager or by delivery of a certified cheque to the Manager regardless of whether or not the Rights Offering proceeds for any reason.

12.2                              Further Assurances.  The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

12.3                              Assignment.  This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  Except as provided in this Section 12.3 neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. Each of the Standby Purchasers may, at any time prior to the Closing Time:

(a)         assign all of its rights and obligations under this Agreement to any person if LAC’s prior written consent is obtained and the assignee delivers to LAC an instrument in writing executed by the assignee confirming that it is bound by and shall perform all of the obligations of the Standby Purchaser under this Agreement as if it were an original party; or

(b)         assign all of its rights and obligations hereunder to an Affiliate of the Standby Purchaser who delivers an instrument in writing to LAC as set out in Section 12.3(a),

provided that no such assignment shall relieve the Standby Purchaser of its obligations under this Agreement.  In the event of an assignment as set out above, any reference in this Agreement to such assigning Standby Purchaser shall be deemed to include the assignee.

12.4                              Enurement.  This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5                              Waiver.  Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein will not be construed as a waiver or relinquishment of such covenant or right. No waiver by either party hereto of any such covenant or right will be deemed to have been made unless expressed in writing and signed by the waiving party.

12.6                              Amendments.  No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

12.7                              Counterparts and Facsimile or Email.  This Agreement may be executed in several counterparts and delivered by facsimile or email, each of which when so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding their date of execution they will be deemed to be dated as of the date hereof.

12.8                              Time.  Time will be of the essence of this Agreement.

12.9                              Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

12.10                       Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

LITHIUM AMERICAS CORP.

By:	/s/ W. Thomas Hodgson
	Name:	W. Thomas Hodgson
	Title:	Executive Chairman

GEOLOGIC RESOURCE PARTNERS LLC
for and on behalf of the funds listed in Schedule A

By:	/s/ George R. Ireland
	Name:	George R. Ireland
	Title:	Chief Investment Officer

SCHEDULE A

Standby Purchasers

Standby Purchaser	Jurisdiction
Geologic Resource Fund, LP	Delaware
Geologic Resource Fund, Ltd.	Cayman Islands
Geologic Resource Opportunities Fund, LP	Delaware
Geologic Resource Opportunities Fund, Ltd.	Cayman Islands

SCHEDULE B

Matters for Opinion of Counsel to LAC

1.              LAC is incorporated and existing under the Business Corporations Act (Ontario) and is, with respect to the filing of annual reports, in good standing;

2.              LAC has the corporate power and capacity to carry on the activities of LAC in the Province of Ontario as now carried on and as described in the Prospectus, to own its property and assets described in the Prospectus, to issue the Rights and to issue and sell the Offered Shares to be issued and sold in the manner described in the Standby Purchase Agreement and to enter into the Standby Purchase Agreement and carry out its obligations thereunder;

3.              the Standby Purchase Agreement has been duly executed and delivered by LAC and constitutes a legal, valid and binding obligation of LAC, enforceable in accordance with its terms;

4.              all necessary corporate action has been taken by LAC to authorize the execution and delivery of the Prospectus and the filing of such documents under applicable Securities Laws in Canada;

5.              all necessary corporate action has been taken to authorize the execution and delivery by LAC of the Standby Purchase Agreement and performance by LAC of its obligations thereunder;

6.              the execution, delivery and performance by LAC of the Standby Purchase Agreement, including the issuance and delivery of the Standby Shares, do not and will not contravene or result in a breach of or default under any provision of:

(a)         any corporate or securities laws of the Province of Ontario or federal law of Canada applicable therein to which LAC is subject;

(b)         any resolution of the board of directors (or any committee thereof) or of the shareholders of LAC;

(c)          the articles or by-laws of LAC;

(d)         to our knowledge, any agreement or instrument binding upon LAC or its subsidiaries that is material to LAC and its subsidiaries, taken as a whole; or

(e)          to our knowledge, any judgment, order or decree of any governmental body or agency of the Province of Ontario or of the Government of Canada;

7.              the Common Shares to be issued pursuant to the Rights Offering, including pursuant to this Agreement, (collectively, the “Offered Shares”) have been conditionally accepted for listing on the TSX, subject to fulfillment of the terms of the TSX Acceptance Letter;

8.              the Offered Shares have been duly allotted and authorized for issue and will, upon the issuance thereof and receipt by LAC of full payment therefor, be issued as fully paid and non-assessable common shares in the capital of LAC;

9.             all necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits, consents and authorizations of the appropriate regulatory authorities in Ontario have been obtained by LAC under the Ontario Securities Laws to qualify the Rights for distribution and to qualify the Offered Shares for distribution;

10.       LAC is a “reporting issuer” as defined under the Securities Act (Ontario) and is not noted on the Defaulting Issuers List as being in default of one or more of its continuous disclosure filing requirements concerning annual or interim financial statements or other continuous disclosure documents;

11.       the authorized share structure of LAC consists of an unlimited number of common shares without par value, and one special share, of which, as of •, 2014, 77,308,481 common shares and one special share were issued and outstanding;

12.       to our knowledge, no order having the effect of ceasing or suspending the distribution of the Rights or the Offered Shares has been issued by any securities regulatory authority and, to our knowledge, no proceeding for that purpose has been initiated or threatened by any securities regulatory authority; and

13.       no authorization, consent, permit, licence or approval of, or other action by, or registration or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction in the Province of Ontario, is required at the date hereof in connection with the execution, delivery or performance by LAC of the Standby Purchase Agreement, other than:

(a)         the filing of a news release and a material change report in connection with the closing of the Offering;

(b)         an issuer event report to be filed pursuant to the System for Electronic Disclosure by Insiders in connection with the closing of the Offering, if required; and

(c)          as required by the TSX Acceptance Letter.